Exhibit 23.2


Independent Accountants' Consent


Board of Directors
DATA RACE, Inc.:

We consent to incorporation by reference in the Registration Statements (No. 333-57058, No. 333-38450, No. 333-77713, No. 333-72505, No. 333-24305 and No.
333-24303) on Form S-8 and in the Registration Statements (No. 333-57166, No. 333-41286, No. 333-94601, No. 333-83595, No. 333-71319, No. 333-62147, No.
333-53757,  No. 333-42203,  and No. 333-22605) on Form S-3 of DATA RACE, Inc. of
our report dated November 2, 2001, relating to the balance sheet of DATA RACE, Inc. as of June 30, 2001, and the related statements of operations, shareholders' equity and cash flows for the year ended, which report appears in the June 30, 2001 annual report on Form 10-K of DATA RACE, Inc.


                                        LAZAR LEVINE & FELIX LLP

New York, NY 10018
December 11, 2001


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